Global Payments Announces Appointment of Shannon Johnston as Chief Information Officer

Johnston to succeed Guido Sacchi who will retire at the end of the year

ATLANTA, Nov. 8, 2023 -- Global Payments Inc. (NYSE: GPN), a leading worldwide provider of payment technology and software solutions, today announced the appointment of Shannon Johnston, currently executive vice president, chief digital officer and deputy chief information officer, to senior executive vice president and chief information officer, effective January 1, 2024. Guido Sacchi, senior executive vice president and chief information officer, will retire at the end of 2023 after nearly 13 years with the company. Sacchi will continue to serve as a strategic advisor to the company, assisting with transition through February 2024.
“Guido is a highly regarded, exceptional leader who has been instrumental in the transformation of our company into the payments technology and software leader we are today,” said Cameron Bready, president and chief executive officer, Global Payments. “Guido is not only a trusted partner, but a friend, and I greatly admire his accomplishments during his long tenure at Global Payments. He leaves behind a legacy and will be missed by the entire leadership team and his technology colleagues around the world. I wish Guido and his family all the best in his retirement.”
Bready continued, “I am delighted to welcome Shannon to our executive leadership team. She brings a wealth of knowledge and experience to the role and I have the utmost confidence in her ability to guide our technology organization, drive innovation and support our strategy execution going forward.”
Sacchi has served as chief information officer of Global Payments for nearly 13 years, leading the company’s IT and digital business strategies, worldwide technology infrastructure and information security, among a number of other responsibilities. Johnston has served in several technology leadership roles at the company since joining in 2016. Johnston has been recognized by Frost and Sullivan as the winner of the CIO Impact Award, was listed among the Top 25 Financial Services CTOs by the Financial Technology Report and was recently named a Woman of Influence by the Atlanta Business Chronicle.
“I am immensely proud of my tenure at Global Payments and the transformation of our technology organization over this period of time. I am also excited to hand over the reins to my esteemed colleague and trusted confidant,” said Sacchi. “Shannon and I have worked closely for many years – even before she joined me at Global Payments – and she is uniquely qualified to lead the technology organization for years to come.”
Johnston added, “Guido has served as a mentor for a long time. It has been a privilege to work with such a remarkable technology leader during pivotal periods throughout my career. It is truly an honor to be named CIO for a leading Fortune 500 company and I look forward to assuming the role.”

About Global Payments
Global Payments Inc. (NYSE: GPN) is a leading payments technology company delivering innovative software and services to our customers globally. Our technologies, services and team member expertise allow us to provide a broad range of solutions that enable our customers to operate their businesses more efficiently across a variety of channels around the world.
Headquartered in Georgia with approximately 27,000 team members worldwide, Global Payments is a Fortune 500® company and a member of the S&P 500 with worldwide reach spanning over 170 countries throughout North America, Europe, Asia Pacific and Latin America. For more information, visit www.globalpayments.com and follow Global Payments on Twitter (@globalpayinc), LinkedIn and Facebook.

Contacts:
Media Contact:
Emily Edmonds
770.829.8755
media.relations@globalpay.com

Investor Contact:
Winnie Smith
770.829.8478
investor.relations@globalpay.com